Exhibit 99.1

Zura Bio Presents Data for the Tibulizumab (ZB-106) Program at EULAR 2024

Tibulizumab (ZB-106) was well tolerated and neutralized IL-17A and BAFF in a Phase 1 study in patients with Sjogren’s syndrome

Preclinical data demonstrating the potential of dual inhibition of IL-17A and BAFF in a rheumatoid arthritis animal model support clinical development

Henderson, Nev – June 14, 2024 - Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio”), a clinical-stage immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases, today shared supportive data from a Phase 1 study evaluating its lead candidate, tibulizumab (ZB-106), for the treatment of Sjogren’s syndrome. These data, along with preclinical data supporting further development of tibulizumab in rheumatoid arthritis (RA), were presented at the Annual European Congress of Rheumatology (EULAR) 2024 in Vienna.

“Collectively, these data add to early-phase evidence demonstrating that dual-inhibition of both IL-17A and BAFF could be a breakthrough approach for autoimmune and inflammatory diseases in which single-pathway inhibition is the standard of care,” stated Robert Lisicki, Chief Executive Officer. “The results in Sjogren’s syndrome demonstrate that tibulizumab achieved robust target engagement, nearing maximum serum levels following single, well-tolerated subcutaneous doses at four-week intervals. Further, the preclinical results suggest dual-pathway inhibition may warrant clinical exploration in RA and other autoimmune diseases, adding to the breadth of potential we see with tibulizumab.”

Key Findings from Phase 1 Study of Tibulizumab in Sjogren’s Syndrome

The randomized, double-blind, placebo-controlled Phase 1 study evaluated four ascending doses of tibulizumab in 25 participants with Sjogren’s syndrome. Twenty-one participants in the 12-week study received ≥1 dose of tibulizumab (30mg Q4W, 100mg Q4W, 300mg Q4W, 300mg Q2W), with four receiving placebo.

•	Treatment with tibulizumab was generally well tolerated in patients with Sjogren’s syndrome.

•	Serum levels of total IL-17A and BAFF increased following tibulizumab administration, reflecting target engagement. At doses of 100 mg Q4W and higher, the total IL-17A and BAFF concentrations appeared to plateau, suggesting the targets were engaged nearly to maximum levels.

•	Throughout the study, total B cell counts were dose-dependently reduced in all participants, while administration of tibulizumab was associated with lower levels of Th1 cells. Tibulizumab was also shown to modulate inflammatory mediators, including serum amyloid A, interleukins 5 and 10, as well as basic fibroblast growth factor. These reductions suggest tibulizumab has treatment potential for additional autoimmune conditions.

The poster is available in the News and Events section on the Zura Bio website and will be archived for at least 30 days following presentation.

Key Findings from Preclinical Study of Tibulizumab in an RA Model

The preclinical study was designed to evaluate the respective and combined benefits of inhibiting IL-17A and BAFF in a mouse model of RA. Mice received IL-17A antibodies and/or BAFF antibodies, or a control antibody.

•	Cumulative clinical disease scores were significantly reduced in mice treated with the combination of anti-IL-17A and anti-BAFF compared to the isotype control (p<0.001); combined IL-17A and BAFF inhibition also resulted in less signs of disease compared to individually targeted treatment.

•	Combined IL-17A and BAFF inhibition reduced inflammation significantly compared to the control (p<0.05).

•	Combined IL-17A and BAFF inhibition was associated with a significant reduction of anti-collagen antibodies compared to the control (p<0.01).

The study abstract, which was accepted for publication only, is available on the EULAR website.

ABOUT TIBULIZUMAB

Tibulizumab, a humanized bispecific dual antagonist antibody, is a fusion of TALTZ® (ixekizumab) and tabalumab that has been engineered to bind to and neutralize both IL-17A and BAFF. Tibulizumab is expected to enter Phase 2 clinical development for the treatment of systemic sclerosis in Q4-2024 and hidradenitis suppurativa in Q2-2025. Completed tibulizumab studies include Phase 1/1b trials in Sjogren’s syndrome and rheumatoid arthritis.

ABOUT ZURA BIO

Zura Bio is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases. Currently, Zura Bio is developing three assets which have completed Phase 1/1b studies and are Phase 2 ready. The company is developing a portfolio of therapeutic indications for tibulizumab (ZB-106), ZB-168, and torudokimab (ZB-880), with a goal of demonstrating their efficacy, safety, and dosing convenience in autoimmune and inflammatory diseases, including systemic sclerosis and other novel indications with unmet needs.

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CONTACT

Megan K. Weinshank

Head of Investor Relations

ir@zurabio.com